AMENDMENT NO. 2

TO

DISTRIBUTION AND SERVICE PLAN (COMPENSATION) (the “Plan”)

CLASS A SHARES

CLASS C SHARES

CLASS R SHARES

Of the Funds listed on Schedule A (each, a “Fund” and collectively, the “Funds”)

The Distribution and Service Plan (the “Plan”), dated as of May 24, 2019, as subsequently amended, pursuant to Rule 12b-1, is hereby amended, dated September 30, 2020, as follows:

WHEREAS, the parties desire to amend the Plan to change the following Funds’ names:

FUND NAME	NEW FUND NAME
Invesco Oppenheimer Capital Appreciation Fund	Invesco Capital Appreciation Fund
Invesco Oppenheimer Discovery Fund	Invesco Discovery Fund
Invesco Oppenheimer Senior Floating Rate Fund	Invesco Senior Floating Rate Fund
Invesco Oppenheimer Senior Floating Rate Plus Fund	Invesco Senior Floating Rate Plus Fund
Invesco Oppenheimer Short Term Municipal Fund	Invesco Short Term Municipal Fund;

NOW THEREFORE, Schedule A to the Plan is hereby deleted in its entirety and replaced with the following:

“SCHEDULE A

DISTRIBUTION AND SERVICE PLAN (COMPENSATION)

AIM COUNSELOR SERIES TRUST (INVESCO COUNSELOR SERIES TRUST)

Portfolio	Share Class	Maximum Asset Based Sales Charge		Maximum Shareholder Services Fee		Maximum Aggregate Fee
Invesco Capital Appreciation Fund	Class C Class R	0.75 0.50	% %	0.25 0.25	% %	1.00 0.50	% %
Invesco Discovery Fund	Class C Class R	0.75 0.50	% %	0.25 0.25	% %	1.00 0.50	% %
Invesco Senior Floating Rate Fund	Class C Class R	0.75 0.50	% %	0.25 0.25	% %	1.00 0.50	% %
Invesco Senior Floating Rate Plus Fund	Class C	0.75%		0.25%		1.00%
Invesco Short Term Municipal Fund	Class C	0.75%		0.25%		1.00	%”